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                                   EXHIBIT 11

                          e.spire COMMUNICATIONS, INC.
             STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (LOSS)
                    ($ IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                                                      For the years ended December 31,
                                                                          -------------------------------------------------------
                                                                              1999                  1998                 1997
                                                                          ------------          ------------         ------------

Net Loss                                                                  $  (277,748)          $  (163,079)         $  (115,016)

Less: Preferred Stock Accretion                                                40,646                36,080               11,630
                                                                          ------------          ------------         ------------

Net Loss to Common Stockholders                                              (318,394)             (199,159)            (126,646)

Add: Convertible Preferred Dividends Saved                                     40,646                36,080               11,630
                                                                          ------------          ------------         ------------

Net Loss to Common Stockholders, Dilutive Basis                           $  (277,748)          $  (163,079)         $  (115,016)
                                                                          ============          ============         ============


                  AVERAGE SHARES OUTSTANDING
                  --------------------------

Weighted Average Number of
  Common Shares Outstanding                                                49,891,910            44,751,690           27,233,642

Net additional shares assuming stock options and warrants
  exercised and proceeds used to purchase treasury stock                    3,679,665            10,040,034            7,147,462
                                                                          ------------          ------------         ------------

Weighted average number of common and
  common equivalent shares outstanding                                     53,571,575            54,791,724           34,381,104
                                                                          ============          ============         ============


                       PER SHARE AMOUNTS
                       -----------------

Basic earnings per share                                                  $     (6.38)          $     (4.45)         $     (4.65)
                                                                          ============          ============         ============

Diluted earnings per share                                                $     (5.18)          $     (2.98)         $     (3.35)
                                                                          ============          ============         ============
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